Exhibit (h)(1)

DISTRIBUTION AGREEMENT

THIS AGREEMENT made as of the [●] day of [●], by and between the Keystone Private Income Fund (the “Fund”), a Delaware statutory trust, and VP Distributors, LLC, a Delaware limited liability company, with its principal office and place of business at One Financial Plaza, Hartford, CT 06103 (the “Distributor”).

WHEREAS, the Fund is registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Keystone National Group LLC (the “Investment Adviser”), serves as investment adviser to the Fund;

WHEREAS, shares in the Fund (“Shares”) are registered under the Securities Act of 1933 (as amended, the “1933 Act”) pursuant to a Registration Statement on Form N-2, as may be amended from time to time (the “N-2”) including a prospectus and any prospectus supplements (collectively, the “Prospectus”);

WHEREAS, as of the date of this Agreement, the Fund offers five Classes of Shares – namely Class A Shares, Class D Shares, Class Y Shares, Class I Shares, and Class Z Shares, with different compensation structures as described in the Fund’s Distribution and Service Plan (“Distribution and Service Plan”); and

WHEREAS, investments in the Fund will be made upon the terms and subject to the conditions set forth in the N-2;

WHEREAS, the Fund desires to retain Distributor to act as a distributor for the continuous public offering of the Shares; and

WHEREAS, this Agreement sets forth the terms and conditions upon which Distributor will serve as distributor for the Fund;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

SECTION 1. OFFERING OF SHARES; DISTRIBUTOR’S SERVICES/DUTIES

(a)        The Fund hereby grants to the Distributor the right to purchase Shares of beneficial interest of each class of the Fund established and designated as of the date hereof and of any additional classes thereof which the Fund or its management may establish and designate during the term of this Agreement (the “Classes”) and to resell shares of various Classes, as applicable, of the Fund as principal and not as agent. The Underwriter accepts such appointment and agrees to render the services described in this Agreement for the compensation provided in Section 11 of this Agreement. Distributor is hereby authorized to act as agent of the Fund for the distribution of the Shares during the term of this Agreement and subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the laws governing the sale of securities in the various states (the “Blue Sky Laws”). The Fund shall offer and sell Shares only in jurisdictions where (i) the Shares are registered or qualified for offer and sale, (ii) such registration or qualification is not required and an exemption is available, or (iii) such requirements are otherwise preempted under applicable law, in each case as described in the N-2. Orders for the purchase of Shares will be accepted and consummated pursuant to the terms of the then-current Prospectus and in accordance with the Fund’s operational procedures. The provisions of this paragraph do not obligate Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate Distributor to sell any particular number of Shares.

(b)        Subject to applicable law and as requested by the Fund, the Distributor shall enter into agreements (“Selling Agreements”) with financial intermediaries (each a “Financial Intermediary” and collectively, “Financial Intermediaries”).

(c)        The Distributor shall devote such time and personnel as it, in its discretion, deems appropriate to meet its duties under the Agreement. For the avoidance of doubt, the Distributor shall not be required to devote any minimum amount of time or personnel, or raise any minimum amount of funds, in connection with its services hereunder.

(d)        The Distributor agrees to review all proposed advertising materials and sales literature relating to the Shares for compliance with applicable laws and regulations, and, if required by law and/or regulation, shall file with appropriate regulators such advertising materials and sales literature. The Distributor agrees to furnish to the Fund any comments provided by regulators with respect to such materials.

(e)        This Agreement shall not be deemed to restrict or limit the ability of the Distributor and its affiliates to provide other services to the Fund or its affiliates or to receive compensation for such services.

(f)        All orders for the purchase of Shares shall be consummated pursuant to the terms of the then-current Prospectus the Fund’s operational procedures and be directed to the Fund or its transfer agent for acceptance and shall not be binding on the Fund until accepted by it. The Fund shall have the right to accept or reject any order in accordance with the terms of its governing documents and its N-2. The Fund or its authorized agents shall give notice of such determination to the individual purchaser and the Financial Intermediary (if any) responsible for the order. No interest will be paid to purchasers on rejected orders.

(g)        The Distributor shall be held harmless and shall incur no liability whatsoever in the event that the purchase of Shares under any order is not consummated due to any action or omission of the purchaser, the Fund, the Financial Intermediaries, or any other reason other than the willful misfeasance, bad faith or gross negligence of the Distributor. The Distributor shall not have any obligation to purchase any of the Shares as principal under any circumstances.

(h)        The activities that are conducted by Distributor with respect to the Fund shall be undertaken only in accordance with the terms and conditions set forth in the N-2, applicable laws and regulations, and the terms of this Agreement. Distributor will require each Financial Intermediary to ensure investors complete and deliver to the Fund or its transfer agent any account applications, purchase order forms, or other documentation required by the Fund in connection with their initial purchase of Shares. The Fund shall furnish copies of the N-2 and any such account applications and other related offering materials (“Offering Documents”) to the Financial Intermediaries in reasonable quantities upon request.

(i)        Distributor shall permit Financial Intermediaries to offer the Shares only in jurisdictions in which the Fund is permitted to offer its Shares, provided that the Fund or the Investment Adviser has provided Distributor in advance with a list of jurisdictions in which such offering may not be made.

SECTION 2. COMPLIANCE WITH APPLICABLE SECURITIES LAWS

(a)        With respect to their respective activities under this Agreement, Distributor and the Fund each agree that it will comply with the applicable requirements of (i) the 1933 Act, (ii) the 1940 Act, (iii) the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including all regulations, rules and releases under all such statutes), (iv) the Blue Sky Laws of the state or jurisdiction in which such sale is made (to the extent not preempted under applicable law) and (v) with respect to Distributor, with all applicable rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). In connection with the foregoing, Distributor agrees to comply with such procedures as may be necessary in order that no act or omission to act by Distributor in connection with the Fund’s offering of Shares shall cause such offering to be made other than in accordance with the registration of the Shares under the 1933 Act and the terms of the N-2.

Distributor acknowledges and agrees that it is not authorized to give any information or make any representation other than those contained in (i) the N-2 or (ii) any sales literature, performance reports, financial statements and other written materials provided by or on behalf of the Fund in connection with the offering of Shares (all such materials except the N-2 being collectively referred to as “Related Offering Materials”).

(b)        Shares in the Fund will be offered and sold in a continuous public offering pursuant to the N-2 and in accordance with the 1933 Act, the 1940 Act, the 1934 Act, the rules and regulations thereunder and applicable FINRA rules. Offers and sales of Shares shall be made only by means of a current prospectus that forms a part of the N-2, and any use of advertisements, supplemental sales literature or other communications in connection with the offering of Shares shall comply with applicable law, including FINRA Rule 2210.

(c)        The Fund shall prepare the N-2 and the Offering Documents to be used in connection with the offer and sale of Shares. During the continuous offering, the Fund will deliver to the Distributor, without charge, at Distributor’s principal place of business, as many copies of the foregoing documents as the Distributor may reasonably request.

(d)        The Fund, either through the transfer agent or a Financial Intermediary, as applicable, shall extend to prospective investors an opportunity, prior to purchase of any Shares, to ask questions and receive answers concerning the Fund and the terms and conditions of the offering, and to obtain such additional information as the prospective investor may consider necessary in making an informed investment decision.

(e)        The Distributor may rely upon advice given by the Fund and the Fund’s counsel (or, in the absence thereof, upon advice given by the Distributor’s own counsel), from time to time, as to the legality of, and any restrictions placed on, the offer or sale of Shares in jurisdictions where Shares are or may be offered. Subject to the foregoing and other provisions of this Agreement, the Distributor is responsible for complying with all applicable U.S. federal and state laws, rules and regulations directly applicable to the Distributor in connection with its services hereunder, including applicable rules of FINRA.

(f)        To the extent required by the Fund’s Distribution and Service Plan, Distributor shall cause to be provided to the Board of Trustees of the Fund, not less than quarterly, a written report of the amounts expended pursuant to such Distribution and Service Plan and the purposes for which such expenditures were made.

(g)        The Fund agrees that no Shares shall be offered in any jurisdiction outside of the United States (a “Foreign Jurisdiction”) unless:

(i)        The Fund obtains prior written approval from Distributor.

(ii)        The Fund notifies Distributor in writing of any contemplated offering in a Foreign Jurisdiction, in each case setting forth the following information: (A) name of the Fund; (B) the applicable Foreign Jurisdiction; (C) whether, and, if so, with which regulatory authorities the Fund may need to be registered; (D) the location(s) from which the offering activities are proposed to be conducted and the scope of such activities; (E) whether the Fund will be offered or sold to investors or intended investors through agents that are licensed to do the same in the applicable Foreign Jurisdiction; and (F) such other information, including legal analysis, as Distributor may reasonably deem relevant.

(iii)        The Fund shall certify to Distributor that, based on the activity of registered representatives in the applicable Foreign Jurisdiction, the Fund has taken all necessary action to comply with the laws and regulations of such Foreign Jurisdiction (“Foreign Laws and Regulations”) to offer and sell its Shares in the applicable Foreign Jurisdiction including registration of such Shares, if required. The Fund must also provide Distributor with written confirmation from outside counsel stating that, provided that Fund has complied with the applicable Foreign Laws and Regulations, such Foreign Laws and Regulations do not require registration or any other action by Distributor with respect to that Foreign Jurisdiction.

(iv)        Distributor reserves the right to restrict or prohibit any offering in a Foreign Jurisdiction as Distributor reasonably deems necessary, in consultation with the Fund, to comply with applicable law.

(v)        The Fund and Investment Adviser represent that they have in place, or will have in place in advance of selling in a particular jurisdiction, policies and procedures designed to comply with the laws, rules and regulations of any Foreign Jurisdiction governing the offering and sale of the Fund.

SECTION 3. STATE BLUE SKY QUALIFICATION

The Fund will be responsible for ensuring that any notices, registrations, qualifications, or filings are made, and any fees are paid, that are necessary for the purposes of the offer and sale of the Shares under the Blue Sky Laws as may be applicable in connection with the transactions contemplated by this Agreement, in each case to the extent not preempted by the National Securities Markets Improvement Act of 1996 (“NSMIA”), including the filing of documents with the SEC and relevant states. The Fund will furnish any required consent to service of process in connection therewith.

The Fund shall advise Distributor from time to time concerning the states and other jurisdictions in which solicitations of investors by or on behalf of the Fund may be made under the applicable Blue Sky Laws. Upon request by Distributor, the Fund shall provide evidence of registration, qualification, or notice filings of Shares in each applicable state or jurisdiction, as appropriate.

SECTION 4. INDEPENDENT AGENT

In performing its duties hereunder, Distributor shall be regarded as an independent agent. Except as specifically contemplated by Section 1(a) of this Agreement, Distributor shall not have any right or authority hereunder to create any obligations of any kind on behalf of either the Fund or the Investment Adviser and shall make no representation to any third party to the contrary. Distributor may provide services similar to those provided under this Agreement for any other person or entity on such terms as may be arranged with such person or entity, and Distributor shall not be required to disclose to the Fund or the Investment Adviser any fact or thing that may come to the knowledge of Distributor in the course of so doing.

SECTION 5. CONFIDENTIALITY

(a)        Except as otherwise set forth in this Agreement, Distributor agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information. Notwithstanding the foregoing, to the extent consistent with applicable law and regulation, Distributor may (i) provide information to Distributor’s counsel and to persons engaged by the Fund or the Investment Adviser to provide services with respect to the Fund; (ii) identify the Fund as a client of Distributor for Distributor’s sales and marketing purposes; and (iii) release information as approved in writing by the Fund or its authorized agents, provided, however, that Distributor may release information without such approval if such information is requested pursuant to, or required by, law, regulation, legal process or regulatory authority; provided, further, however, that, in such event, Distributor shall endeavor promptly to advise the Fund of such request or requirement, to the extent practicable in advance of any actual release of information.

(b)        Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 5 the following information shall not be deemed confidential information: (i) information that was known to Distributor before receipt thereof from or on behalf of the Fund or the Investment Adviser; (ii) information that is disclosed to Distributor by a third party who Distributor reasonably believes has a right to make such disclosure without any obligation of confidentiality to the Fund or the Investment Adviser; (iii) information that becomes generally available to the public without violation of this Agreement by Distributor; or (iv) information that is independently developed by Distributor, or those of its employees or affiliates to whom such information was not disclosed hereunder, and without reference to the Fund’s or the Investment Adviser’s information.

SECTION 6. TERMINATION

(a)        This Agreement shall become effective as of the date first set forth above and shall remain in effect until the second anniversary thereof. Thereafter, this Agreement shall continue in effect from year to year, provided that each such continuance is approved by the board of trustees (the “Trustees”) of the Fund, including the vote of a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund.

(b)        After this Agreement is effective, any party may terminate it (with or without cause) by at least thirty (30) days’ advance written notice to the other parties. The Agreement may also be terminated at any time, without the payment of any penalty, by vote of a majority of the Trustees who are not interested persons of the Fund or by vote of a majority of the outstanding voting securities of the Fund, by at least thirty (30) days’ advance written notice to the Distributor. Without limiting the generality of the foregoing, Distributor’s exclusion from or suspension by FINRA will automatically terminate this Agreement without notice. The provisions of Sections 5, 10, 11 and 12 shall survive any termination of this Agreement. This Agreement shall terminate automatically in the event of its “assignment” as such term is defined by the 1940 Act and the rules thereunder.

SECTION 7. REPRESENTATIONS OF DISTRIBUTOR

Distributor represents and warrants to the Fund that:

(a)        It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified to carry on its business in the State of Connecticut;

(b)        It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(c)        All requisite limited liability company actions have been taken to authorize it to enter into and perform this Agreement;

(d)        It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(e)        This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Distributor, enforceable against Distributor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(f)        It shall promptly notify the Fund of the commencement of any material litigation or proceedings against the Distributor, its affiliates, or any of their managers, officers or directors in connection with the execution or performance of this Agreement; and

(g)        It is registered under the 1934 Act with the SEC as a broker-dealer and is a member in good standing of FINRA.

SECTION 8. DUTIES AND REPRESENTATIONS OF THE FUND

(a)        The Fund shall furnish to Distributor copies of the N-2 and supplements or amendments thereto as requested, and shall otherwise cooperate with reasonable requests for documents or other information by Distributor in connection with its activities hereunder. The Fund shall make available to Distributor the number of copies of such materials as Distributor shall reasonably request. The Fund authorizes Distributor to provide the N-2 and Related Offering Materials to Financial Intermediaries. The Fund recognizes and confirms that in performing the services contemplated by this Agreement, Distributor does not assume responsibility for the accuracy or completeness of the documents described herein.

(b)        The Fund represents and warrants to Distributor that:

(i)        It is organized and existing and in good standing under the laws of the jurisdiction of its organization;

(ii)        It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iii)        All proceedings required by its organizational documents have been taken to authorize it to enter into and perform its duties under this Agreement;

(iv)        Pursuant to its organizational documents, the Fund is authorized to issue an unlimited number of Shares in the Fund. The liability of each holder of Shares in the Fund for the losses, debts and obligations of the Fund, whether arising in contract, tort or otherwise, shall generally be limited to the holder’s capital contribution to the Fund.

(v)        This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)        The Shares have been duly registered under the 1933 Act pursuant to an effective registration statement on Form N-2. The Shares have been authorized for sale as contemplated by the N-2. Once payment is received, the Shares issued will conform to the description contained in the N-2, as amended or supplemented. At the time the N-2 (including any amendments or supplements thereto) becomes effective, and at all times thereafter during which the N-2 is required to be kept current under the 1933 Act, the N-2 will comply in all material respects with the requirements of the 1933 Act any and the 1940 Act and will not, as of the applicable time, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares;

(vii)        The Fund has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering laws and regulations, including a customer identification program, and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control;

(viii)        The Shares will not be offered in jurisdictions outside of the United States, except as permitted under Section 2(f) of this Agreement; and

(ix)        The offer and sale of the Shares will be made in compliance with the 1933 Act, the 1940 Act, applicable state securities laws (to the extent not preempted) and other applicable laws and regulations, in each case as described in the N-2.

(c)        The Fund shall, at its expense, amend or supplement the N-2 if, at any time, an amendment or supplement is necessary to comply with applicable laws, or is necessary to correct any materially untrue statement in the N-2 or to eliminate any material omission therein or any omission therein which makes any of the statements therein materially misleading. The Fund shall notify Distributor promptly (i) upon discovery of any untrue statement of a material fact in the N-2 or an omission to state therein a material fact required or necessary to make the statements therein not misleading, and/or (ii) of the occurrence of any event or change in circumstances, of which the Fund is aware, that results in the N-2 containing an untrue statement of a material fact or omitting to state therein a material fact required or necessary to make the statements therein not misleading. Similarly, if the Fund fails to become aware of an occurrence of an event or change in circumstances of which it should reasonably be aware that results in the N-2 containing an untrue statement of a material fact or omitting to state therein a material fact required or necessary to make the statements therein not misleading, and the Fund therefore does not advise Distributor of such, the Fund shall be responsible for any losses to Distributor that result from the failure.

The Fund shall not amend the N-2 without giving Distributor notice reasonably in advance of its effectiveness; provided, however, that nothing contained in this Agreement shall, in any way limit the Fund’s right to amend the N-2 as the Fund may deem advisable.

(d)        The Fund shall advise Distributor promptly: (i) of any request by the SEC or any state securities examiner for amendments to the N-2 or for additional information related to the Fund; (ii) in the event of the issuance by the SEC or any state securities examiner of any stop order suspending the use of the N-2 or the initiation of any proceedings for that purpose; (iii) of the happening of any material event, of which the Fund is aware, that makes untrue any statement made in the Fund’s then current N-2 or which requires the making of a change in such document(s) in order to make the statements therein not misleading; (iv) of all action of the SEC or any state securities examiner with respect to any amendments to a material fact in the Fund’s N-2; and (v) any litigation or written threat of litigation, of which the Fund is aware, by any person relating to the offering of Shares. Similarly, if the Fund fails to become aware of something of which it should reasonably be aware that would be required under this Section 8(d) to be disclosed to Distributor, and the Fund therefore does not advise Distributor of such, the Fund shall be responsible for any losses to Distributor that result from the failure.

(e)        Subject to the duties assigned to Distributor under this Agreement, the Fund shall bear full responsibility for conducting its operations and affairs (including the preparation of the Fund’s governing documents, the N-2, the Offering Documents, and all Related Offering Materials) in compliance with applicable laws, including (i) those governing the registration, offer, and sale of Shares in accordance with the 1933 Act; (ii) the 1940 Act, and rules thereunder; and (iii) other applicable laws, rules and exemptions. All restrictions relevant to the offering of Shares as may be necessary or appropriate in light of the foregoing at any time shall be set forth in the most recent version of the N-2 provided to Distributor by the Fund.

(f)        The Distributor shall be under no duty to comply with or take any action as a result of any amendment to the Fund’s governing documents, the N-2, any Related Offering Materials or any Fund policy that is materially adverse to or imposes materially different or additional duties upon the Distributor without Distributor first expressly consenting in writing to such different or additional duties. The Fund shall submit to Distributor for approval prior to use (solely with respect to disclosures about Distributor not in a form substantially similar to disclosure previously approved by Distributor), the N-2, any amendment or supplement thereto, and any other Related Offering Materials or documents distributed to Fund investors or potential investors (whether or not as part of the offering) in which Distributor is mentioned (such approval not to be unreasonably withheld, conditioned or delayed).

(g)        The Fund represents that it has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering laws and regulations, including a customer identification program, and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. The Fund may rely on third-party service providers in satisfying these obligations.

SECTION 9. STANDARD OF CARE

(a)        Distributor shall be under no duty to take any action under this Agreement except as specifically set forth herein or as may be specifically agreed to by Distributor in a written amendment to this Agreement.

(b)        Neither Distributor nor any other Distributor Indemnitee (as defined in Section 10) shall be liable for any action taken or for any failure to take an action based on reasonable reliance upon:

(i)        the written instructions of the Fund (including an officer of the Fund) or the Investment Adviser, or of counsel to the Fund; for purposes of this clause, procedures adopted by Distributor related to the implementation by Distributor of its obligations hereunder and the other activities contemplated to be taken by Distributor hereunder (acting individually or through its registered representatives) that have been reviewed and approved by the Fund or counsel to the Fund shall be deemed to be written instructions of the Fund or counsel to the Fund;

(ii)        any written instruction or certified copy of any resolution of the board of trustees of the Fund, and Distributor may rely upon the genuineness of any such document or copy thereof reasonably believed by Distributor to have been validly executed; or

(iii)        any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by Distributor to be genuine and to have been signed or presented by the Investment Adviser or the Fund, and Distributor shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Distributor reasonably believes to be genuine.

(c)        Distributor shall not be liable for the delays or errors of other service providers to the Fund, including the failure by any such service provider to provide information to Distributor when they have a duty to do so (irrespective of whether that duty is owed specifically to Distributor or a third party).

SECTION 10. INDEMNIFICATION

(a)        Notwithstanding anything in this Agreement to the contrary, Distributor shall not be responsible for, and the Fund will indemnify, defend and hold Distributor, its affiliates and each of their respective members, managers, representatives, employees, agents, directors and officers and any person who controls Distributor within the meaning of section 15 of the 1933 Act or section 20 of the 1934 Act (the “Distributor Indemnitees”) free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith) that any Distributor Indemnitee may incur, under the 1933 Act, the 1940 Act, the 1934 Act or under common law or otherwise, arising out of or based upon (collectively, “Distributor Claims”):

(i)        any untrue or alleged untrue statement of a material fact contained in the N-2 or Related Offering Materials or any omission or alleged omission to state a material fact required to be stated in the N-2 or Related Offering Materials or necessary to make the statements in any the N-2 or Related Offering Materials not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing by the Fund in connection with the preparation of such Fund’s N-2 or Related Offering Materials by or on behalf of Distributor;

(ii)        any material breach of the agreements, representations, warranties and covenants by the Fund in this Agreement; or

(iii)        the reliance on or use by Distributor of information, records, documents or services which have been prepared, maintained or performed by the Fund.

(b)        The Fund may assume the defense of any suit brought to enforce any Distributor Claim and may retain counsel of good standing chosen by the Fund and approved by the relevant Distributor Indemnitee(s), which approval shall not be withheld unreasonably. The Fund shall advise the Distributor Indemnitee(s) that it will assume the defense of the suit and retain counsel within ten (10) business days of receipt of written notice of the claim. If the Fund assumes the defense of any such suit and retains counsel, the Distributor Indemnitee(s) shall bear the fees and expenses of any additional counsel that they retain. If the Fund does not assume the defense of any such suit, or if the Distributor Indemnitee(s) does not approve of counsel chosen by the Fund or has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Fund, the Fund will reimburse any Distributor Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that person retains. A Distributor Indemnitee shall not settle or confess any claim without the prior written consent of the Fund, which consent shall not be unreasonably withheld or delayed.

(c)        Notwithstanding anything in this Agreement to the contrary, the Fund shall not be responsible for, and Distributor will indemnify, defend, and hold the Fund and its officers and trustees (collectively, the “Fund Indemnitees”), free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith) that any Fund Indemnitee may incur, under the 1933 Act, the 1940 Act, the 1934 Act or under common law or otherwise, arising out of or based upon (collectively, “Fund Claims”):

(i)        any untrue or alleged untrue statement of a material fact contained in the N-2 or Related Offering Materials or any omission or alleged omission to state a material fact required to be stated in the N-2 or Related Offering Materials or necessary to make the statements in the N-2 or Related Offering Materials not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in writing by or on behalf of Distributor in connection with the preparation of the N-2 or Related Offering Materials;

(ii)        any material breach of the agreements, representations, warranties and covenants by Distributor in this Agreement; or

(iii)        the reliance on or use by the Fund of information, records, documents or services which have been prepared, maintained or performed by the Distributor.

(d)        Distributor may assume the defense of any suit brought to enforce any Fund Claim and may retain counsel of good standing chosen by Distributor and approved by the relevant Fund Indemnitee(s), which approval shall not be withheld unreasonably. Distributor shall advise the Fund Indemnitee(s) that it will assume the defense of the suit and retain counsel within ten (10) business days of receipt of written notice of the claim. If Distributor assumes the defense of any such suit and retains counsel, the Fund Indemnitee(s) shall bear the fees and expenses of any additional counsel that they retain. If Distributor does not assume the defense of any such suit, or if the Fund Indemnitee(s) does not approve of counsel chosen by Distributor or has been advised that it may have available defenses or claims that are not available to or conflict with those available to Distributor, Distributor will reimburse any Fund Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that person retains. A Fund Indemnitee shall not settle or confess any claim without the prior written consent of Distributor, which consent shall not be unreasonably withheld or delayed.

(e)        In no case is the indemnification provided by an indemnifying party to be deemed to protect against any liability the indemnified party would otherwise be subject to by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement

(f)        Each party’s obligations to provide indemnification under this Section are conditioned upon that party receiving written notice of any action brought against a Distributor Indemnitee or Fund Indemnitee, respectively, by the person against whom such action is brought as promptly as reasonably practicable after the summons or other first legal process is served. Such notice shall refer to the person or persons against whom the action is brought. The failure to provide such notice shall not relieve the party entitled to such notice of any liability that it may have to any Distributor Indemnitee or Fund Indemnitee except to the extent that the ability of the party entitled to such notice to defend such action has been materially adversely affected by the failure to provide notice.

(g)        The provisions of this Section and the parties’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Distributor Indemnitee or Fund Indemnitee and shall survive the sale and redemption of any Shares made pursuant to orders accepted by the Fund and the termination of this Agreement. The indemnification provisions of this Section will inure exclusively to the benefit of each person that may be a Distributor Indemnitee or Fund Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

(h)        Each party agrees promptly to notify the other party of the commencement of any litigation or proceeding of which it becomes aware arising out of or in any way connected with the issuance or sale of Shares.

(i)        Nothing contained herein shall require the Fund to take any action contrary to any provision of its N-2 or any applicable statute or regulation or shall require Distributor to take any action contrary to any provision of its governing documents or any applicable statute or regulation; provided, however, that neither the Fund nor Distributor may amend the N-2 or Related Offering Materials or their respective governing documents in any manner that would result in a violation of a representation or warranty made in this Agreement.

(j)        No person shall be obligated to provide indemnification under this Section 10 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 10 to the maximum extent so permissible.

(k)        No party hereto shall be liable for any consequential, special or indirect losses or damages suffered by another party hereto or third-party beneficiary hereunder, whether or not the likelihood of such losses or damages was known by the party.

SECTION 11. COMPENSATION AND EXPENSES

(a)        The Fund acknowledges that Distributor will enter into a separate services agreement with the Investment Adviser pursuant to which the Investment Adviser will compensate Distributor and reimburse certain expenses of Distributor in consideration of services provided by Distributor to the Investment Adviser with respect to the Fund.

(b)        Distributor may receive a fee from the Fund in connection with the sale of Shares by Financial Intermediaries, which fee shall be paid to such Financial Intermediaries by Distributor pursuant to a Selling Agreement entered into by and between Distributor and each Financial Intermediary that requires such a fee. For the avoidance of doubt, the fee is expected to be a distribution fee that would be paid in accordance with the Distribution and Service Plan and the multi-class exemptive relief granted to the Fund by the U.S. Securities and Exchange Commission.

(c)        Subject to the terms and conditions herein, Distributor shall pay, cause to pay or otherwise facilitate payments to Financial Intermediaries under the Distribution and Service Plan; provided, however, Distributor shall not be obligated to make any payments in accordance with the Distribution and Service Plan to any Financial Intermediary or other third party unless and until: (i) the terms of such payment are agreed in a corresponding Selling Agreement with Distributor; (ii) such payment has been approved by the Fund; and (iii) such payment has been received by Distributor.

(d)        The Fund will pay, or will cause to be paid, all costs and expenses relating to (i) the preparation and photocopying or printing of its N-2, and all amendments and supplements thereto, and Related Offering Materials; (ii)any registration, qualification, or, where permitted, notice filings of Shares for offer and sale and under all relevant Blue Sky Laws (to the extent not preempted by NSMIA); (iii) the furnishing to Distributor of copies of the Fund’s N-2 and all amendments or supplements thereto and of Related Offering Materials and other documents reasonably requested by Distributor, in such quantities as may be reasonably requested by Distributor, including costs of shipping and mailing; (iv) fees and disbursements of counsel to the Fund in connection with the organization and maintenance of the Fund and the transactions contemplated by this Agreement; and (v) all other expenses of the Fund which are not the express obligations of Distributor as set forth in this Agreement.

(e)        As between Distributor and the Fund, Distributor shall pay all expenses relating to its broker-dealer qualification.

SECTION 12. MISCELLANEOUS

(a)        No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties hereto.

(b)        This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without giving effect to the conflicts of laws, principles and rules thereof.

(c)        This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(d)        This Agreement may be executed by the parties hereto on any number of counterparts, which may be executed and/or exchanged electronically, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)        If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by all parties and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(f)        Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(g)        Any notice required or permitted to be given hereunder by any party to the other parties shall be deemed sufficiently given if in writing and personally delivered or sent by, facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Distributor or the Fund, as the case may be. Notice shall be given to each party at the following addresses:

If to Distributor:

VP Distributors LLC
One Financial Plaza
Hartford, CT 06103

If to the Fund:

Keystone Private Income Fund

[ ]

(h)        Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability.

(i)        Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by either party without the written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(j)        No party to this Agreement shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, pandemics, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, acts of terrorism, riots or failure of the mails or any transportation medium, communication system or power supply; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

VP Distributors, LLC

By:
Name:
Title:

Keystone Private Income Fund

By:
Name:	Brad Allen
Title	Treasurer
Address:	60 E. South Temple, Suite 2100, Salt Lake City, Utah 84111